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                                                                 Exhibit 23b


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors of
Nationwide Life Insurance Company:

We consent to the use of our report for Nationwide Life Insurance Company and subsidiaries dated January 29, 2002, except as to notes 16 and 17, which are as of December 20, 2002, included herein (333-72984). Our report for Nationwide Life Insurance Company and subsidiaries refers to a change to the method of accounting for derivative instruments and hedging activities, and for the purchased or retained interests in securitized financial assets.


KPMG LLP

Columbus, Ohio
January 13, 2003